Exhibit 3.5

                                    A Novo SA
                              31, rue des Peupliers
                         F-92660 Boulogne cedex, France

                                                              December 14, 2001

A Novo Broadband, Inc.
3015 Greene Street
Hollywood, FL 33020

A Novo Americas LLC
1114 Avenue of the Americas
New York, NY 10036

Ladies and Gentlemen:

         Reference is made to that certain Bridge Loan Agreement dated as of August 29, 2001, as amended by letter dated December 13, 2001, by and among A Novo Americas LLC ("Parent"), A Novo Broadband, Inc. ("Borrower"), and A Novo SA ("Lender"). Unless otherwise provided herein, all capitalized terms used herein have the meanings assigned to them in the Bridge Loan Agreement. Borrower has requested and Lender and Parent have agreed that the loan made under the Bridge Loan Agreement shall be subordinated to Borrower's bank debt in order to enable Borrower to increase such bank debt to meet Borrower's operating cash requirements. Lender and Parent have agreed to execute the bank's required form of subordination agreement, on the condition that the Conversion Price be amended as provided herein.

         The Bridge Loan Agreement is amended to change the Conversion Price to $1.40, which is greater than the average of the closing sales prices of the Borrower's common stock on the 10 trading days preceding the date hereof ($1.25).



                                            Very Truly Yours,


                                            A NOVO SA



                                            By:/s/ Henri Triebel
                                               --------------------------
                                            Henri Triebel, Chairman of the Board

Agreed and Accepted:
A NOVO BROADBAND, INC.



By:/s/ Louis Brunel
   ---------------------------
Louis Brunel, President

A NOVO AMERICAS LLC



By:/s/ Louis Brunel
   ---------------------------
Louis Brunel, Executive Manager